PRESS RELEASE


FOR IMMEDIATE RELEASE

DATE:      July 16, 2004
COMPANY:   Central Federal Corporation
           2923 Smith Road
           Fairlawn, Ohio  44333
CONTACT:   David C. Vernon
           Chairman, President and CEO
PHONE:     330.666.7979                     FAX:    330.666.7959

Fairlawn, Ohio -- July 16, 2004 -- Central Federal Corporation (Nasdaq: GCFC) announced a net loss for the second quarter of 2004 of ($284,000), or ($.14) per diluted share compared to net income of $52,000, or $.03 per diluted share for the second quarter of 2003. The net loss for the six month period ended June 30, 2004 totaled ($552,000), or ($.27) per diluted share compared to a net loss of ($1.1 million), or ($.63) per diluted share for the prior year period ended June 30, 2003.

During the first six months of 2004, the Company continued to execute its plan to expand into business financial services and position itself for growth in the Fairlawn and Columbus, Ohio markets.

The Fairlawn office moved from its temporary location and opened for business in a newly constructed office building in April 2004, and Central Federal Bank began using its new name, CFBank. On June 10, 2004 the Company announced it had entered into a definitive agreement to acquire RJO Financial Services, Inc., doing business as Reserve Mortgage Services (Reserve), an Akron, Ohio based mortgage company founded by Richard J. O'Donnell. The acquisition of Reserve will enable the Company to significantly expand mortgage services. The Company expects the acquisition will be immediately accretive to earnings.

The loss for the quarter and six months ended June 30, 2004 was primarily due to noninterest expenses associated with expanding into business financial services: operating costs associated with offices in the Fairlawn and Columbus, Ohio markets in addition to its traditional market in Columbiana County, Ohio, improvements in technology, and staffing costs associated with this expansion. The current year loss, which was expected and in line with the plan implemented in 2003, is expected to continue but decline throughout the year as business is increased in the Fairlawn and Columbus markets.

Total assets increased $22 million, or 21% during the first six months of 2004 and totaled $129.0 million at June 30, 2004 compared to $107.0 million at December 31, 2003. The increase was primarily due to growth in the commercial loan portfolio.


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Loans increased $20.0 million, or 34% during the first six months of 2004 and totaled $78.0 million at June 30, 2004 compared to $58.0 million at December 31, 2003. Commercial loan balances increased $15.9 million and totaled $25.1 million at June 30, 2004 compared to $9.2 million at December 31, 2003 as the Company continued to focus on commercial lending. Mortgage loan balances increased $3.7 million during the six month period and totaled $40.4 million at June 30, 2004 compared to $36.7 million at December 31, 2003.

Deposits increased $4.6 million, or 6% during the first six months of 2004 and totaled $78.0 million at June 30, 2004 compared to $73.4 million at December 31, 2003. The increase was due growth of $2.2 million in money market accounts, $1.7 million in checking accounts, primarily commercial checking accounts and $600,000 in savings accounts. The growth in deposits is a result of the Company's focus on commercial customer relationships.

Federal Home Loan Bank advances increased $18.1 million during the first six months of 2004 and totaled $25.6 million at June 30, 2004 compared to $7.5 million at December 31, 2003 as advances were used to fund commercial loan growth. Fixed rate advances for terms of 1 through 4 years totaling $10.0 million were drawn during the first six months of 2004 to lock low borrowing rates and protect the Company's interest rate risk position should interest rates continue to increase.

Total shareholders' equity decreased 6% during the first six months of 2004 and totaled $18.7 million at June 30, 2004 compared to $19.9 million at December 31, 2003 primarily due to the net loss and dividends for the six month period. Capital levels remained strong as the Company continued to leverage its capital through growth. Equity to total assets totaled 14.5% at June 30, 2004 compared to 18.6% at December 31, 2003.

Net interest income increased 11% and 4%, respectively for the three and six month period ended June 30, 2004 compared to the prior year periods. Net interest income totaled $931,000 for the three months ended June 30, 2004, an increase of $92,000 from $839,000 for the prior year period. Net interest income totaled $1.7 million for the six months ended June 30, 2004, an increase of $89,000 from $1.6 million for the prior year period. The improvement in net interest income was due to the growth in assets, primarily commercial loans in accordance with the company's growth strategy.

Noninterest income for the three and six month period ended June 30, 2004 declined $77,000 and $156,000, respectively from $211,000 in the second quarter of 2003 and $382,000 for the six months ended June 30, 2003 primarily due to lower mortgage sales activity in the current year period, resulting in lower gains.



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Noninterest expense increased $808,000 and totaled $1.5 million in the second quarter of 2004, compared to $675,000 in the second quarter of 2003. Noninterest expense for the quarter ended June 30, 2003 included reversal of a $413,000 charge for termination of the Company's pension plan which had been recorded in the first quarter of 2003. During the second quarter of 2003, the Board of Directors determined it was in the best interest of the Company to freeze the pension plan rather than withdrawing from it, and the $413,000 charge was reversed, reducing expenses in that quarter. Noninterest expense decreased $607,000 and totaled $2.8 million during the six months ended June 30, 2004, compared to $3.4 million during the six months ended June 30, 2003. Expense for the six month period ended June 30, 2003 included $1.4 million in salaries and benefits expense related to restructuring of employee benefit plans and payments on agreements with former executives. Expense for the second quarter and six months ended June 30, 2004 included operating costs related to staffing and expansion to new locations in Fairlawn and Columbus.


ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation ((Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.


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
Selected Financial Condition Data                  June 30,        December 31,
($ in thousands)                                     2004              2003          % change
                                                 --------------    --------------    ----------
                                                  (unaudited)
Total assets                                          $128,953          $107,011           21%
Cash and cash equivalents                               14,955             8,936           67%
Securities available for sale                           22,006            27,126          -19%
Loans, net                                              78,033            58,024           34%
Allowance for loan losses                                  465               415           12%
Nonperforming loans                                        135               741          -82%
Foreclosed assets, net                                     616               193          219%
Deposits                                                77,955            73,358            6%
Federal Home Loan Bank advances                         25,600             7,500          241%
Subordinated debentures                                  5,155             5,155            0%
Total shareholders' equity                              18,661            19,856           -6%



Summary of Earnings                          Three months ended                             Six months ended
($ in thousands, except per share data)           June 30,                                      June 30,
                                        -------------------------------              --------------------------------
(unaudited)                                2004              2003        % change        2004              2003          % change
                                        -------------    --------------  ----------  --------------    --------------   -----------
Total interest income                         $1,372            $1,355          1%          $2,643            $2,843           -7%
Total interest expense                           441               516        -15%             841             1,117          -25%
                                        -------------    --------------              --------------    --------------
   Net interest income                           931               839         11%           1,802             1,726            4%
Provision for loan losses                         34                83        -59%              70                83          -16%
                                        -------------    --------------              --------------    --------------
   Net interest income after provision
     for loan losses                             897               756         19%           1,732             1,643            5%

Noninterest income
   Net loss on sales of securities              (19)                 -         n/m            (19)                 -           n/m
   Net gains on sales of loans                    27               135        -80%              44               215          -80%
   Other                                         126                76         66%             201               167           20%
                                        -------------    --------------              --------------    --------------
Noninterest income                               134               211        -36%             226               382          -41%
Noninterest expense                            1,483               675        120%           2,838             3,445          -18%
                                        -------------    --------------              --------------    --------------
Income (loss) before income taxes              (452)               292         n/m           (880)           (1,420)          -38%
Income tax expense (benefit)                   (168)               240         n/m           (328)             (349)           -6%
                                        -------------    --------------              --------------    --------------
      Net income (loss)                       $(284)               $52         n/m          $(552)          $(1,071)          -48%
                                        =============    ==============              ==============    ==============
Basic earnings (loss) per share              $(0.14)             $0.03         n/m         $(0.28)           $(0.64)          -56%
Diluted earnings (loss) per share             (0.14)              0.03         n/m          (0.27)            (0.63)          -57%



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
Selected Financial Ratios and Other Data               At or for the three months ended            At or for the six months ended
(unaudited)                                                        June 30,                                   June 30,
                                                       ---------------------------------          ---------------------------------
                                                           2004               2003                    2004               2003
                                                       --------------    ---------------          --------------    ---------------
Performance Ratios:
Return on average assets                                     (0.91%)              0.19%                 (0.94%)            (1.96%)
Return on average equity                                     (6.00%)              1.07%                 (5.70%)           (11.83%)
Average yield on interest-earnings assets                      4.90%              5.71%                   5.05%              6.10%
Average rate paid on interest-bearing liabilities              1.74%              2.40%                   1.79%              2.56%
Average interest rate spread                                   3.16%              3.31%                   3.26%              3.54%
Net interest margin, fully taxable equivalent                  3.33%              3.53%                   3.45%              3.70%
Interest-earning assets to interest-bearing
liabilities                                                  110.58%            110.65%                 111.94%            107.00%
Efficiency ratio                                             136.81%             64.29%                 138.64%            163.43%
Non-interest expense to average assets                         4.76%              2.44%                   4.85%              6.29%
Dividend payout ratio                                            n/m                n/m                     n/m                n/m

Capital Ratios:
Equity to total assets at end of period                       14.47%             18.63%                  14.47%             18.63%
Average equity to average assets                              15.20%             17.63%                  16.54%             16.54%

Asset Quality Ratios:
Nonperforming loans to total loans                             0.17%              1.56%                   0.17%              1.56%
Nonperforming assets to total assets                           0.58%              0.80%                   0.58%              0.80%
Allowance for loan losses to total loans                       0.59%              0.77%                   0.59%              0.77%
Allowance for loan losses to nonperforming loans             344.28%             48.99%                 344.28%             48.99%
Net charge-offs to average loans                               0.05%             -0.01%                   0.06%              0.06%

Per Share Data:
Dividends declared                                             $0.09              $0.09                   $0.18              $0.18
Tangible book value per share at end of period                  9.15              10.41                    9.15              10.41

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